Exhibit 99.1

PSS WORLD MEDICAL APPOINTS GARY A. CORLESS AS PRESIDENT AND
 CHIEF EXECUTIVE OFFICER

CEO David A. Smith Steps Down as Chairman and CEO

Delores P. Kesler Named Chairman of the Board

JACKSONVILLE, Fla., February 3, 2010 – PSS World Medical, Inc. (NASDAQ:PSSI) today announced that its Board of Directors has unanimously appointed Gary A. Corless, currently the Company’s Executive Vice President and Chief Operating Officer, as President and Chief Executive Officer, effective immediately.  Mr. Corless succeeds David A. Smith, who has terminated his employment with the Company by mutual agreement.  Mr. Corless has also been appointed a Director on the Company’s Board and a member of the Executive Committee.  In addition, Delores P. Kesler, a Director since 1993, has been appointed Chairman of the Board of Directors.

Ms. Kesler said, “We thank David for his outstanding leadership during his lengthy career at PSS World Medical.  His contributions have been instrumental in developing the Company into the industry leader it is today.  David and Gary have worked closely together, and we expect this transition to be seamless for our customers, suppliers and employees.”

 “We are extremely fortunate to have in Gary Corless a leader with exceptional judgment, experience and institutional knowledge, all of which will allow PSS World Medical to continue doing what it does best – offering customers the best service, products and solutions in the industry,” Ms. Kesler added.  “Gary has been an integral part of our leadership team for two decades, having helped develop and implement the strategy that has made PSS World Medical a leader in medical product distribution.  We have confidence in Gary’s leadership and believe that, with the added support of the rest of the management team and our dedicated employees, PSS World Medical will continue to excel.”

Mr. Corless said, “I have spent my entire professional career at PSS World Medical and I am very proud to be its next CEO.  I look forward to extending our successful track record of building value for shareholders and providing our customers with first-rate service and the most compelling product offerings.  I am confident that PSS World Medical is well-positioned for the future, with the right strategy, the right team and the best opportunities in the industry.”

The Company noted that it recently confirmed its increased financial goals for fiscal 2010, of $1.15 - $1.17 for GAAP earnings per share, concurrent with its January 27, 2010 third quarter earnings release.  The Company said that it does not anticipate that this announced organizational change will have a material impact on the financial statements, the achievement of those earnings goals, or on its system of internal financial controls.

Gary A. Corless joined PSS World Medical in 1990, most recently serving as Chief Operating Officer since August 2005.  From May 2002 to August 2005, he served as President of the Physician Business, Physician Sales & Service and Executive Vice President of PSS World Medical.  From April 1999 to May 2002, Mr. Corless served as President of the Elder Care Business, Gulf South Medical Supply, leading the division to a dramatic rise in operational and financial performance over the three-year period.  From 1990 to 1999 he held various leadership positions with the Company.  Mr. Corless earned a B.S. in Finance from Florida State University.

Delores P. Kesler was named Lead Director in March 2007 and has served on the Board of Directors of the Company since July 1993.  Ms. Kesler has been Chairman and Chief Executive Officer of Adium LLC, a capital investment company, since 1997.  Ms. Kesler is also a founder of Accustaff, Inc. (now Adecco Group), a consulting and staffing company, and served as its Chairman and Chief Executive Officer from 1978 until 1997.  Ms. Kesler currently serves on the board of directors of The St. Joe Company, a real estate operating company.  Ms. Kesler also currently serves on the board of directors of Horatio Alger Association of Distinguished Americans, Inc., University of North Florida Foundation, and the Northeast Florida Hospice Foundation.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units.  Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

Certain statements in this release are "forward-looking statements" made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "expect," "may," "will," "should," "believe," "plan," "anticipate," and "estimate" among others. These statements involve a number of risks and uncertainties, many of which are outside the control of the Company. Actual results may differ materially from those identified in the forward-looking statements. Among the factors that could cause results to differ materially are the following: the uncertainty surrounding  the impact of the management change described in this press release as well as other personnel changes; fluctuating demand for our products and services; national and global economic conditions, including our and our customers' ability to obtain financing; the introduction of new products and services offered by us and our competitors; uncertainty of the impact of the presidential administration's health care policies and legislative proposals; proper functioning of our data processing and information technology systems; our ability to successfully execute our global sourcing strategy; pricing pressures on large national and regional accounts and GPOs; customer credit quality and our ability to collect our accounts receivable, particularly in states with significant budget deficits; our ability to compete with other medical supply companies and direct manufacturers; multi-tiered cost structures where certain institutions can obtain more favorable prices for medical products than us; our ability to maintain relationships with our suppliers and customers; our ability to retain, and the effects of the loss of, sales reps and key management; our ability to execute our growth strategy; increased operating costs, including fuel prices; risks involved in maintaining a large amount of inventory; our indebtedness may limit our ability to obtain additional financing or react to market conditions; we face litigation and product liability exposure; weather-related events such as hurricanes may disrupt our and our customers' business; we may be deemed to infringe other persons intellectual property; our business is subject to numerous federal, state and foreign laws and regulations, including state pedigree laws and regulations; general business competitive and economic factors and conditions; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. PSS assumes no obligation to update the information in this release except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

CONTACTS:

For Investors:
Robert C. Weiner, Vice President, Investor Relations
904-332-3287

For Media:
Brian C. Kosoy, Senior Associate, Public Relations
904-332-4175